                                                                   EXHIBIT 3(a)



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PC ETCETERA, INC.


     PC ETCETERA, INC. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors, acting pursuant to Sections 141 (f)
and 242 of the General Corporation Law, adopted a resolution authorizing the Corporation to reclassify, change and convert each five (5) outstanding shares of Common Stock, par value $.01 per share, of the Corporation into one (1) share of Common Stock, par value $.01 per share. The aggregate number of shares of stock which the Corporation shall have authority to issue shall not be reduced as a result of the foregoing.

     SECOND:   That Article IV of the Certificate of Incorporation of the
Corporation hereby is amended to add a new paragraph (c), which shall read as follows:

     "(c) Each five (5) shares of the Common Stock, par value $.01 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. New York time on the date on which this Certificate of Amendment is filed by the Secretary of State of the State of Delaware (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by five (5) shall, with respect to such fractional interest, be entitled to receive from the Corporation, in lieu of fractions of shares of Common Stock, (i) one (1) share of Common Stock, par value $.01 per share, of the Corporation if the stockholder would otherwise be entitled to receive at least one-half (1/2) of a share of Common Stock or (ii) no additional shares of Common Stock if the stockholder would otherwise be entitled to receive less than one-half (1/2) of a share of Common Stock."

     THIRD:    That said amendment has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Terry I. Steinberg, its President, this 13th day of April, 1995.

                                   /s/ Terry I. Steinberg
                                   ----------------------
                                   Terry I. Steinberg
                                   President